Exhibit 99.1

Waxman Industries, Inc. Reports
Fiscal 2003 Third Quarter and Nine Month Results

     Bedford Heights, Ohio — May 5, 2003 — Waxman Industries, Inc. (OTCBB-WAXM), a leading supplier of specialty plumbing, floor and surface protection and other hardware products to the repair and remodeling market, reported its revenue and earnings for the fiscal 2003 third quarter and nine months ended March 31, 2003.

Operating Results

     Net sales for the Company’s wholly-owned operations for the three months ended March 31, 2003 amounted to $15.2 million, as compared to $15.6 million in the comparable prior year period. The reduction in net sales is primarily due to a large decrease in sales to Kmart, which was largely offset by growth in the Company’s industrial sales effort and increases in overall sales to other retailers in the fiscal 2003 third quarter. The Company expects to offset the reduced level of sales to Kmart with sales increases with several retail and industrial customers as the economy improves.

     The Company reported an operating loss of $247,000 for the fiscal 2003 third quarter, as compared to operating income of $166,000 in the comparable prior year period. The decrease is primarily due to the reduction in net sales and higher costs associated with the expansion effort of the industrial sales segment of the business. Results for the prior year quarter were affected by $0.2 million in charges associated with the Company’s early termination of its working capital facility with its prior lender in order to secure a more flexible working capital and term loan facility. The Company’s net interest expense for the fiscal 2003 third quarter amounted to $128,000, as compared to $142,000 in the fiscal 2002 third quarter. Average borrowings were lower due to improvements in cash flow and the Company’s focus on generating working capital.

     For the quarter ended March 31, 2003, the Company reported a net tax benefit of $476,000, which includes a $550,000 tax benefit from the favorable resolution of a state tax assessment. In the prior year third quarter, the Company benefited from a change in the tax law that allowed it to recover approximately $0.8 million in alternative minimum taxes paid in a prior year. Net income for the fiscal 2003 third quarter ended March 31, 2003 amounted to $101,000, or $0.08 per basic and fully diluted share. Net income from the prior year third quarter was favorably affected by the tax benefit discussed above and amounted to $673,000, or $0.55 per basic and diluted share.

FOR INFORMATION, CONTACT:

At Waxman: (440) 439-1830
Armond Waxman, President
Mark Wester, CFO

     For the fiscal 2003 nine month period ended March 31, 2003, the Company’s net sales were $49.4 million as compared to $52.4 million in the same period in the prior year. Operating income for the nine months ended March 31, 2003 was $383,000, as compared to $1,718,000 in the comparable prior year period, and net income for the current year nine month period amounted to $196,000, or $0.16 per share, as compared to $1,641,000, or $1.35 per share, in the same prior year period. As discussed earlier, net income for the both nine month periods were favorably affected by a tax benefits from the settlement of a state tax matter and the change in tax law.

     Commenting on the fiscal 2003 third quarter, Armond Waxman, President and Co-Chief Executive Officer said; “Although the lackluster economy has affected our business since late in calendar 2002, we believe that business opportunities with existing and new retail and industrial customers will ultimately translate into sales growth and earnings improvements.” At March 31, 2003, the Company had short-term borrowings and current debt of $6.8 million, as compared to $7.8 million at June 30, 2002.

     Waxman Industries, Inc. is a leading supplier of specialty plumbing, floor and surface protection and other hardware products to the repair and remodeling market. Through its wholly-owned subsidiaries, Waxman Consumer Products Group and WAMI Sales, the Company distributes products to a wide variety of national and regional retailers and wholesalers in the United States. Through its Asian operations, TWI and CWI, the Company manufactures, sources, assembles and packages plumbing and other products for sale to Waxman’s U.S. based operations. Through its TWI Industrial operation, the Company also distributes plumbing and hardware products worldwide to manufacturers, O.E.M. customers, wholesalers, retailers and other industrial customers.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this Press Release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, risks associated with currently unforeseen competitive pressures, the ability of the Company to generate or access sufficient liquidity for growth and risks affecting the Company’s industry, such as decreased consumer spending, customer concentration issues and the effects of general economic conditions. In addition, the Company’s business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company’s reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

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Financial tables follow

WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended March 31, 2003 and 2002
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	March 31,		March 31,

	2003	2002	2003	2002

Net sales	$15,217	$15,552	$49,441	$52,401
Cost of sales	10,074	10,107	32,988	35,295

Gross profit	5,143	5,445	16,453	17,106
Selling, general and administrative expenses	5,390	5,279	16,070	15,388

Operating (loss) income	(247)	166	383	1,718
Interest expense, net	128	142	394	564

(Loss) income before income taxes	(375)	24	(11)	1,154
(Benefit) provision for income taxes	(476)	(649)	(207)	(487)

Net income	$101	$673	$196	$1,641

Other comprehensive income:
Foreign currency translation adjustment	80	6	(108)	(55)

Comprehensive income	$181	$679	$88	$1,586

Basic and diluted income per share:
Net income	$0.08	$0.55	$0.16	$1.35

Weighted average shares outstanding	1,218	1,218	1,218	1,214

WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2003 and June 30, 2002

(In Thousands)
ASSETS

	March 31,	June 30,
	2003	2002
	(Unaudited)	(Audited)

Current assets:
Cash and cash equivalents	$1,867	$1,420
Trade receivables, net	9,500	11,529
Other receivables	907	1,979
Inventories	10,627	10,497
Prepaid expenses	957	1,902

Total current assets	23,858	27,327

Property and equipment, net	8,165	8,341

Unamortized debt issuance costs, net	242	315
Receivable from officer’s life insurance policies	3,405	3,265
Notes receivable from related parties	499	574
Other assets	658	474

	$36,827	$40,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$6,608	$7,596
Current portion of long-term debt	172	235
Accounts payable	4,675	6,754
Accrued liabilities	3,677	3,975

Total current liabilities	15,132	18,560

Term loan, net of current portion	811	935
Other long-term debt, net of current portion	11	15
Total stockholders’ equity	20,873	20,786

	$36,827	$40,296